UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Protalix BioTherapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

April 30, 2025

Dear Stockholder,

We cordially invite you to attend the 2025 Annual Meeting of Stockholders of Protalix BioTherapeutics, Inc. to be held at 8:30 A.M. EDT on June 26, 2025 at the offices of our counsel, Gornitzky & Co., at the Vitania Tel Aviv Tower, 20 HaHarash Street, Tel Aviv 6761310, Israel.

The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about us that you should consider when you vote your shares. As set forth in the attached proxy statement, the meeting will be held to:

●	consider the election or re-election of directors;

●	approve an advisory vote on executive compensation; and

●	ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Please take the time to carefully read each of the proposals stockholders are being asked to consider and vote on.

Please promptly vote your shares either via the Internet, by telephone or by marking, signing, dating and returning the proxy card in the enclosed envelope. Your vote is important, whether or not you attend the meeting in person. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting. If you decide to attend the meeting and vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to your attending the meeting.

Sincerely,

Eyal Rubin
Sr. Vice President and Chief Financial Officer

2 University Plaza, Suite 100, Hackensack, NJ 07601

Tel: 1-201-696-9435 | Web: www.protalix.com

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2025

To the Stockholders of Protalix BioTherapeutics, Inc.:

The 2025 Annual Meeting of Stockholders of Protalix BioTherapeutics, Inc. (the “Company”) will be held at the following time, date and place for the following purposes:

TIME:	8:30 A.M. EDT
DATE:	June 26, 2025
PLACE:	The offices of Gornitzky & Co., Vitania Tel Aviv Tower, 20 HaHarash Street, Tel Aviv 6761310, Israel
PURPOSES:

1.	To elect or re-elect eight members to the Board of Directors to serve for the ensuing year or until their respective successors have been duly elected;

2.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

3.

To ratify the appointment of Kesselman & Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and

4.	To transact such other business that is properly presented at the meeting or any adjournment.

All of these proposals are more fully described in the proxy statement that follows. You may vote at the meeting and any adjournments if you were the record owner of the Company’s common stock at the close of business on April 30, 2025. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Company’s Corporate Secretary at 2 University Plaza, Suite 100, Hackensack, NJ 07601.

We recommend arriving early to the meeting as there may be delays at the entrance to the meeting venue.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Eyal Rubin
Carmiel, Israel April 30, 2025	Sr. Vice President and Chief Financial Officer and Corporate Secretary

Protalix BioTherapeutics, Inc.

2 University Plaza, Suite 100

Hackensack, NJ 07601

201-696-9345

PROXY STATEMENT FOR PROTALIX BIOTHERAPEUTICS, INC.

2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2025

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me This Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Protalix BioTherapeutics, Inc. is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders and any adjournments of the meeting to be held on June 26, 2025 at the offices of our counsel, Gornitzky & Co., at the Vitania Tel Aviv Tower, 20 HaHarash Street, Tel Aviv 6761310, Israel. This proxy statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the meeting.

We anticipate that on or about May 8, 2025, we will begin sending this proxy statement, the attached Notice of Annual Meeting and the form of proxy enclosed to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with this proxy statement our Annual Report on Form 10-K which includes financial statements for the fiscal year ended December 31, 2024 (the “FY2024 Annual Report”). You can also find a copy of our FY2024 Annual Report on the Internet through the electronic data system called EDGAR provided by the Securities and Exchange Commission, or the SEC, at http://www.sec.gov or through the Investor Relations section of our website at http://www.protalix.com. Our FY2024 Annual Report and the information on our website other than this proxy statement are not part of our proxy soliciting materials. Additional copies of the FY2024 Annual Report are available upon request.

Who Can Vote?

Only holders of record of our common stock, par value $0.001 per share, on April 30, 2025 (the “Record Date”), are entitled to vote at the meeting. On the Record Date, there were 79,517,147 shares of common stock outstanding and entitled to vote. The common stock is currently our only outstanding class of voting stock.

You do not need to attend the meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the meeting. If your shares are registered directly in your name through our stock transfer agent, Equiniti Trust Company, LLC, or you have stock certificates, you may vote:

●	By mail. Complete, date, sign and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.
●	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.
●	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting. We recommend arriving early to the meeting as there may be delays at the entrance to the meeting venue.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can generally do so as follows:

●	By mail. Complete, date, sign and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.
●	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.
●	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting. We recommend arriving early to the meeting as there may be delays at the entrance to the meeting venue.

If you need assistance in voting by telephone or over the Internet or completing your proxy card or have questions regarding the meeting, please contact our proxy advisor:

Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
+1 (855) 200-7892 (toll free in the United States)
PLX@AllianceAdvisors.com

What Am I Voting On?

You are voting on:

●	The election or re-election of eight members to our Board of Directors to serve for the ensuing year or until their respective successors have been duly elected (Eliot Richard Forster, Ph.D., Dror Bashan, Amos Bar Shalev, Shmuel “Muli” Ben Zvi, Ph.D., Pol F. Boudes, M.D., Gwen A. Melincoff, Aharon Schwartz, Ph.D. and Christian Elze).
●	To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
●	The ratification of the appointment of Kesselman and Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

How Does The Board Of Directors Recommend That I Vote At The Meeting?

The Board of Directors recommends that you vote as follows:

●	“FOR” the election or re-election of all director nominees named in “Proposal 1: Election of Directors” of this proxy statement.
●	“FOR” the approval, on a non-binding advisory basis, of our executive compensation as disclosed in the proxy statement that accompanies this notice and as described in “Proposal 2: Advisory Vote on Executive Compensation” of this proxy statement.
●	“FOR” the ratification of Kesselman and Kesselman as our independent registered public accounting firm for the 2025 fiscal year, as named in “Proposal 3: Ratification of Independent Registered Public Accounting Firm” of this proxy statement.

If any other matter is properly presented at the meeting or any adjournment, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

What Constitutes A Quorum For The Meeting?

Of the 79,517,147 shares of common stock outstanding as of the Record Date, the holders of at least one-third (1/3) of those shares, or at least 26,505,716 shares, must be present at the meeting in person or represented by proxy to hold the meeting and conduct business. Once a quorum is established at a meeting, it shall not be broken by the withdrawal of enough votes to leave less than a quorum. Shares held by stockholders of record who are present at the meeting in person or by proxy are counted for purposes of determining whether a quorum exists. Abstentions and “broker non-votes” are also counted as present and entitled to vote for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What Are The Voting Requirements To Approve A Proposal?

Election or re-election of directors

Director nominees will be elected by a plurality of votes cast, which means that the director nominees receiving the highest number of votes will be elected or re-elected. In voting to elect nominees to the Board of Directors, stockholders may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee. Only “FOR” and “WITHHOLD” votes will affect the outcome. Abstentions and broker non-votes will have no effect on Proposal 1.

Approval of non-binding advisory resolution on executive compensation

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the advisory vote to approve executive compensation. Approval requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the resolution. The outcome of this vote is not binding; however, the Board of Directors and the Compensation Committee will consider the outcome of the vote when developing and reviewing the future executive compensation plans. Abstentions and broker non-votes will have no effect on Proposal 2.

Ratification of the selection of Kesselman & Kesselman as our independent auditor

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the selection of Kesselman & Kesselman to serve as our principal independent registered public accounting firm for the fiscal year ending December 31, 2025. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will have no effect on Proposal 3.

How Are My Votes Cast When I Sign And Return A Proxy Card?

When you sign the proxy card or submit your proxy by telephone or over the Internet, you appoint Dror Bashan, our President and Chief Executive Officer, and Eyal Rubin, our Sr. Vice President and Chief Financial Officer, as your representatives at the meeting. Either Mr. Bashan or Mr. Rubin will vote your shares at the meeting as you have instructed them on the proxy card. Each such person may appoint a substitute for himself.

Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or submit your proxy by telephone or over the Internet in advance of the meeting in case your plans change. This way, your shares will be voted by you whether or not you actually attend the meeting. We recommend arriving early to the meeting as there may be delays at the entrance to the meeting venue.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is voted at the meeting. There will be no double counting of votes. You may revoke your proxy in any one of the following ways:

●	entering a new vote or by granting a new proxy card or new voting instruction bearing a later date (which automatically revokes the earlier instructions);
●	if your shares are held in street name, re-voting by Internet or by telephone as instructed above (only your latest Internet or telephone vote will be counted);
●	notifying our Corporate Secretary, Eyal Rubin, in writing before the meeting that you have revoked your proxy; or
●	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Can My Broker Vote My Shares For Me?

A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because the matter is not routine and such broker or nominee does not have the discretionary voting authority to vote the shares for which it is the holder of record with respect to a particular matter at the meeting and such broker or nominee has not received instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained. Pursuant to New York Stock Exchange (“NYSE”) Rule 452, the uncontested election or re-election of directors (Proposal No. 1) and the approval of a non-binding advisory resolution on executive compensation (Proposal No. 2) are non-routine matters and, therefore, may not be voted upon by brokers without instructions from beneficial owners. Consequently, proxies submitted by brokers for shares beneficially owned by other persons may not, in the absence of specific instructions from such beneficial owners, vote the shares in favor of or withhold votes from such proposals at the brokers’ discretion. The ratification of the selection of Kesselman & Kesselman to serve as our principal independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 3) is a routine matter. Please complete your proxy and return it as instructed so your vote can be counted.

What If I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

What If I Do Not Vote For Some Of The Matters Listed On My Proxy Card?

If you return your proxy card without indicating your vote, your shares will be voted for all of the nominees listed on the card; for the approval, on an advisory basis, of the executive compensation; and for the ratification of the appointment of Kesselman & Kesselman.

Will My Shares Be Voted If I Do Not Return My Proxy Card And Do Not Attend The Annual Meeting?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”.

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your shares on certain routine matters scheduled to come before the meeting even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire.

Is Voting Confidential?

Yes. Only the inspector of elections and our employees who have been assigned the responsibility for overseeing the legal aspects of the meeting and our proxy solicitors will have access to your proxy card. The inspector of elections will tabulate and certify the vote. Any comments written on the proxy card will remain confidential unless you ask that your name be disclosed.

What Are The Costs Of Soliciting These Proxies?

We will pay all of the costs of soliciting these proxies. Our officers, directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these officers, employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. We have engaged Alliance Advisors LLC to assist us in soliciting proxies for the meeting. We will pay Alliance Advisors a base fee of $10,000, plus reasonable out-of-pocket expenses, plus an additional fee based upon the number of contacts with stockholders made and work performed. We estimate the total amount payable to Alliance Advisors will be approximately $35,000.

Could Other Matters Be Decided At The Annual Meeting?

We do not know of any other matters that will be considered at the meeting. If any other matters arise at the meeting at or by the direction of the Board of Directors, the proxies will be voted at the discretion of the proxy holders.

What Happens If The Annual Meeting Is Postponed Or Adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I Need A Ticket To Attend The Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of common stock to enter the meeting. If you are a stockholder of record, your admission ticket is the bottom half of the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a stockholder of our Company. We recommend arriving early to the meeting as there may be delays at the entrance to the meeting venue.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 30, 2025, regarding beneficial ownership of our common stock:

●each person who is known by us to own beneficially more than 5% of our common stock;
●each director;
●each of our executive officers; and
●all of our directors and executive officers collectively.

Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by each of them. For purposes of this table, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 30, 2025 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options to purchase shares of our common stock that are held by such person (but not those held by any other person) and that are exercisable within 60 days from such date have been exercised. The information set forth below is based upon information obtained from the beneficial owners, upon information in our possession regarding their respective holdings and upon information filed by the holders with the SEC. The percentages of beneficial ownership are based on 79,517,147 shares of our common stock outstanding as of April 30, 2025.

The address for all directors and officers is c/o Protalix BioTherapeutics, Inc., 2 Snunit Street, Science Park, P.O. Box 455, Carmiel 2161401, Israel.

	Amount and Nature of	Percentage of
Name and Address of Beneficial Owners	Beneficial Ownership	Class (%)
Board of Directors and Executive Officers
Eliot Richard Forster, Ph.D.(1)	50,000	*
Dror Bashan(2)	2,957,559	3.7
Amos Bar Shalev(3)	110,520	*
Shmuel “Muli” Ben Zvi, Ph.D.(4)	70,352	*
Pol F. Boudes, M.D.(5)	110,392	*
Gwen A. Melincoff(6)	110,352	*
Aharon Schwartz, Ph.D.(7)	284,352	*
Christian Elze	—	—
Yaron Naos(8)	648,705	*
Eyal Rubin(9)	981,534	1.2
All executive officers, directors and nominees as a group (10 persons)(10)	5,323,766	6.5
5% Holders
HIR Investments Ltd.(11)	4,712,773	5.9

* Less than 1%.

(1)Consists of 50,000 shares of our common stock issuable upon exercise of outstanding options within 60 days of April 30, 2025. Does not include 35,715 shares of our common stock underlying options that will not vest within 60 days of April 30, 2025.

(2)Consists of 132,516 outstanding shares of our common stock, 2,074,418 outstanding restricted shares of our common stock that are not subject to forfeiture within 60 days of April 30, 2025, 75,000 outstanding restricted shares of our common stock that are subject to forfeiture as of April 30, 2025 and 675,625 shares of our common stock issuable upon exercise of outstanding options within 60 days of April 30, 2025. Does not include 234,375 shares of our common stock underlying options that will not vest within 60 days of April 30, 2025.

(3)Consists of 168 outstanding shares of our common stock and 110,352 shares of our common stock issuable upon exercise of outstanding options within 60 days of April 30, 2025. Does not include 41,324 shares of our common stock underlying options that will not vest within 60 days of April 30, 2025.

(4)Consists of 70,352 shares of our common stock issuable upon exercise of outstanding options within 60 days of April 30, 2025. Does not include 41,324 shares of our common stock underlying options that will not vest within 60 days of April 30, 2025.

(5)Consists of 40 outstanding shares of our common stock and 110,352 shares of our common stock issuable upon exercise of outstanding options within 60 days of April 30, 2025. Does not include 41,324 shares of our common stock underlying options that will not vest within 60 days of April 30, 2025.

(6)Consists of 110,352 shares of our common stock issuable upon exercise of outstanding options within 60 days of April 30, 2025. Does not include 41,324 shares of our common stock underlying options that will not vest within 60 days of April 30, 2025.

(7)Consists of 174,000 outstanding shares of our common stock and 110,352 shares of our common stock issuable upon exercise of outstanding options within 60 days of April 30, 2025. Does not include 41,324 shares of our common stock underlying options that will not vest within 60 days of April 30, 2025.

(8)Consists of 12,955 outstanding shares of our common stock, 116,284 outstanding restricted shares of our common stock that are not subject to forfeiture within 60 days of April 30, 2025, 78,060 outstanding restricted shares of our common stock that are subject to forfeiture within 60 days of April 30, 2025, 441,406 shares of our common stock issuable upon exercise of outstanding options within 60 days of April 30, 2025. Does not include 181,250 shares of our common stock underlying options that will not vest within 60 days of April 30, 2025.

(9)Consists of 576,782 outstanding restricted shares of our common stock that are not subject to forfeiture within 60 days of April 30, 2025, 84,127 outstanding restricted shares of our common stock that are subject to forfeiture as of April 30, 2025 and 320,625 shares of our common stock issuable upon exercise of outstanding options within 60 days of April 30, 2025. Does not include 109,375 shares of our common stock underlying options that will not vest within 60 days of April 30, 2025.

(10)Consists of 319,679 outstanding shares of our common stock, 2,767,484 outstanding restricted shares of our common stock that are not subject to forfeiture within 60 days of April 30, 2025, 237,187 outstanding restricted shares of our common stock that are subject to forfeiture as of April 30, 2025 and 1,999,416 shares of our common stock issuable upon exercise of outstanding options within 60 days of April 30, 2025. Does not include 767,335 shares of our common stock underlying options that will not vest within 60 days of April 30, 2025.

(11)Based on information provided by the holder. Consists of 4,676,341 outstanding shares of our common stock held by HIR Investments Ltd., or HIR, and 36,432 outstanding shares of our common stock held directly or indirectly by Chinar Shah. Mr. Shah has the power to direct the voting and disposition decisions of, and thus may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, all such shares and warrants. The principal business office of HIR is Flat No. 303, Al-Shamal Building, Al-Khor Street, Goldsuq, Deira, Dubai, UAE.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our equity securities. We believe that all Section 16 filings requirements were met by our officers and directors during 2024. In making this statement, we have relied solely upon examination of the copies of Forms 3, 4 and 5, and written representations of our former and current officers and directors.

PROPOSAL 1: ELECTION OF DIRECTORS

At the meeting, our stockholders will be asked to elect or re-elect eight directors, each for a one-year term expiring at the next meeting of stockholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Our Board of Directors recommends that the persons named below be elected or re-elected as directors of our Company and it is intended that the accompanying proxy will be voted for their election or re-election as directors, unless the proxy contains contrary instructions. Shares of common stock represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the size of the Board of Directors will be fixed at a lower number.

Each of the nominees currently serves as a member of our Board of Directors other than Christian Elze. The directors are elected by a plurality of the votes cast by the stockholders present or represented by proxy and entitled to vote at the Annual Meeting.

Nominees for Election to the Board of Directors

The names of the nominees for election or re-election to the Board of Directors and certain information about such nominees are set forth below. For information concerning the number of shares of common stock beneficially owned by each nominee, see “Security Ownership of Certain Beneficial Owners and Management” above.

Name	Age	Position
Eliot Richard Forster, Ph.D.	59	Chairman of the Board
Dror Bashan	58	President and Chief Executive Officer, Director
Amos Bar Shalev	72	Director
Shmuel “Muli” Ben Zvi, Ph.D.	65	Director
Pol F. Boudes, M.D.	68	Director
Gwen A. Melincoff	73	Director
Aharon Schwartz, Ph.D.	82	Director
Christian Elze	68	Director Nominee

Re-Nominated Directors

Eliot Richard Forster, Ph.D. Dr. Forster joined our Board of Directors as its Chairman in September 2023. Dr. Forster has served as the Chief Executive Officer of Levicept Ltd., a privately-held, UK-based biotechnology company since November 2023. He also serves as a Non-Executive Director of Immatics NV (NASDAQ:IMTX) since September 2020, and as the Non-Executive Chairman of each of Ochre Bio, Ltd., a UK-based private biotechnology company since May 2023, Tessellate BIO NV., a Netherlands-based private biotechnology company, since September 2023 and Granite Bio Ag, a Swiss-based private biotechnology company, since December 2024. Commencing in September 2018, Dr. Forster served as the Chief Executive Officer of F-Star Therapeutics Ltd. (NASDAQ:FSTX) until its March 2023 sale to invoX Ltd. Prior to that, he served as Chief Executive Officer of Immunocure Ltd. from January 2015 through February 2018, Chief Executive Officer of Creabilis SA from May 2010 through January 2015 and President and Chief Executive Officer of Solace Pharmaceuticals Inc. from May 2007 through May 2010. He also served, from June 2018 through June 2024, as the Non-Executive Chairman of Avacta Group PLC (AIM:AVCT). Earlier in his career, he held positions at Pfizer Global Research & Development and Glaxo/GlaxoWellcome. Dr. Forster holds a B.Sc. (Hons) and a Ph.D. from the University of Liverpool and an MBA from the Henley Management College. He is an Honorary Visiting Professor at the University of Liverpool and at the University of Pavia. We believe Dr. Forster’s qualifications to serve on our Board of Directors include his established reputation for management and leadership in the life sciences field and his successful experience and industry relationships in the United States, European Union and Asia.

Dror Bashan. Mr. Bashan has served as our President and Chief Executive Officer and a director since June 2019. He has over 20 years of experience in the pharmaceutical industry with roles ranging from business development, marketing, sales and finance providing him with both cross regional and cross discipline experience and a deep knowledge of the global pharmaceutical and health industries. From 1998 through 2018, he served in a number of senior positions at Teva Pharmaceutical Industries Ltd. (NYSE:TEVA; TASE:TEVA). Most recently, he served as Teva’s Senior Vice President, Global Business Development, and was involved in strategic alliances, cross-company strategic projects and the acquisition and divestiture of assets. Mr. Bashan holds a BA in Economics and Business Management and an MBA from the Tel Aviv University. We believe Mr. Bashan’s qualifications to serve on our Board of Directors includes his service as our President and Chief Executive Officer as well as his extensive experience in the life sciences and pharmaceutical industry on a global scale.

Amos Bar Shalev. Mr. Bar Shalev joined our Board of Directors in July 2008. Previously, Mr. Bar Shalev served as a director of Protalix Ltd. from 2005 through January 2008, and as our director from 2006 through January 2008. Mr. Bar Shalev brings to us extensive experience in managing technology companies. Since 2011, Mr. Bar Shalev has served on the Board of Directors of Interna Therapeutics Ltd. (formerly, Aposense Ltd.), a privately-held pharmaceutical company. He served on the Board of Directors of Sirvir Ltd., a privately held pharmaceutical company and subsidiary of Interna Therapeutics, from 2014 through its merger into Interna Therapeutics in November 2024. From 2004 through 2012, Mr. Bar Shalev served as a director of Technorov Holdings (1993) Ltd. and managed its portfolio. From 1997 through 2004, he was a Managing Director of TDA Capital Partners, a management company of the TGF (Templeton Tadiran) Fund. From 2004 through 2007, he was the President of Win Buyer Ltd. He has served on the Board of Directors of a number of Israeli publicly traded and privately-held Israeli companies including, among others, Ripple Ltd. (formerly, Steam CC Ltd.), Velox Ltd., NESS Ltd. (acquired by BioNess Inc.), Idanit (acquired by Scitex Corporation Ltd.), Objet Geometrix (merged with Stratasys, Inc. (NASDAQ:SSYS)), Verisity, Scitex Vision (acquired by Hewlett Packard (NYSE:HPE)), Golden Wings Investment Company Ltd., the venture capital fund of the Israeli Air Force Veterans Business Club, Win Buyer Ltd. and Sun Light Ltd. Mr. Bar Shalev holds a B.Sc. in Electrical Engineering from the Technion, Israel Institute of Technology and an MBA from the Tel Aviv University in 1981. He holds the highest award from the Israeli Air Force for technological achievements. We believe Mr. Bar Shalev’s qualifications to serve on our Board of Directors include his years of experience in the management of Israeli businesses.

Shmuel “Muli” Ben Zvi, Ph.D. Dr. Ben Zvi joined our Board of Directors in June 2022. He is a member of the Board of Directors of BATM Advanced Communications Ltd. (LSE:BVC; TASE:BVC), since December 2024. From August 2015 through December 2024, Dr. Ben Zvi served on the Board of Directors of Bank Leumi of Israel (TASE:LUMI), and was the Chairman of Bank Leumi’s Board from November 2023 through December 2024. He served on the Board of Directors of Vascular Biogenics Ltd. (NASDAQ:VBLT) from 2018 until its acquisition by Notable Labs, Inc. (NASDAQ:NTBL) in October 2023, and on the Board of Directors of Sol-Gel Technologies Ltd. (NASDAQ:SLGL), from February 2018 through November 2023. From 2004 through 2014, Dr. Ben Zvi served in a number of managerial positions at Teva Pharmaceutical Industries Ltd. (NYSE:TEVA; TASE:TEVA), the last two being Vice President, Strategy and Vice President, Finance. From 2000 through 2004, Dr. Ben Zvi was the financial advisor to the chief of general staff of the Israel Defense Forces and head of the budget department of the Israeli Defense Ministry. Dr. Ben Zvi holds a B.A. and an M.A., both cum laude, and a Ph.D. in economics, all from the Tel Aviv University, Israel. He also participated in the Harvard Business School Advanced Management Program (AMP) and in National Security & Political Science programs at the National Security College, Israel and Haifa University, Israel. Dr. Ben Zvi performed post-doctoral studies in Economics at the Massachusetts Institute of Technology. We believe Dr. Ben Zvi’s qualifications to serve on our Board of Directors include his years of experience in the management of public Israeli companies, including life science companies, and in particular his experience in financial and investment matters and participation on audit committees.

Pol F. Boudes, M.D. Dr. Boudes joined our Board of Directors in January 2020. He is a senior physician and chief medical officer with more than 25 years of experience in research and development, with a special emphasis on orphan drugs and translational medicine. In August 2024, Dr. Boudes was appointed Chief Medical Officer of Rectify Pharmaceuticals, Inc., a privately-held company focused on the development of Positive Functional Modulators (PFMs), a novel class of disease-modifying oral, small molecules specifically designed to rectify the dysfunction of membrane proteins. He also serves as a research and development consultant. From March 2020 through August 2024, he served as the Chief Medical Officer of Galectin Therapeutics Inc. (NASDAQ:GALT) where he advanced the development of belapectin for the treatment of liver cirrhosis. From April 2014 through October 2019, he served as the Chief Medical Officer of CymaBay Therapeutics, Inc. (NASDAQ:CBAY) where he led the development of treatments for rare liver diseases, including seladelpar for primary biliary cholangitis. Dr. Boudes was also Chief Medical Officer at Amicus Therapeutics Inc. (NASDAQ:FOLD) from 2009 through 2013 where he was instrumental in the development of migalastat (Galafold®) for the treatment of Fabry disease, as well as treatments for Pompe disease and Gaucher disease. He has served in various roles at Berlex Laboratories (acquired by Bayer HealthCare Pharmaceuticals), Wyeth-Ayerst Research, Hoffmann-La Roche and Pasteur-Merieux Serums & Vaccines. Dr. Boudes holds an M.D. from the University of Aix-Marseilles, France and has specialized in Endocrinology and Metabolic Diseases, Internal Medicine, and Geriatric diseases. We believe Dr. Boudes’ qualifications to serve on our Board of Directors include his vast experience and knowledge of the research and development of pharmaceuticals.

Gwen A. Melincoff. Ms. Melincoff joined our Board of Directors in January 2020. She is a seasoned business development and venture professional with over 25 years of deal-making and management experience in the biotechnology and pharmaceutical industries. Her experience has spanned public and private company boards, venture financing, business development, licensing, mergers and acquisitions, research operations, marketing, product management and project management. Ms. Melincoff currently serves on the Board of Directors of Gain Therapeutics, Inc. (NASDAQ:GANX) and Collegium Pharmaceutical, Inc. (NASDAQ:COLL). She also serves in an advisory capacity at a number of pharmaceutical companies. From April 2019 through June 2024 she served on the Board of Directors of Soleno Therapeutics, Inc. (NASDAQ:SOLN), from April 2017 through June 2020, she served on the Board of Directors of Photocure ASA, from January 2017 through January 2019, she served on the Board of Directors of Kamada Ltd. (NASDAQ:KMDA, TASE:KMDA), and from June 2014 through November 2016, she served on the Board of Directors of Tobira Therapeutics Inc. (acquired by Allergan plc). From August 2014 through September 2016, Ms. Melincoff served as Vice President of Business Development at BTG International Inc. Prior to that, she was Senior Vice President of Corporate Development at Shire Plc. Additionally, she led the Shire Strategic Investment Group, the venture capital arm of Shire Plc. Ms. Melincoff was Vice President of Business Development at Adolor Corporation and held executive positions at Eastman Kodak for over ten years in a number of their health care companies. Ms. Melincoff holds a B.S. in Biology from The George Washington University and an M.S. in Management and Health Care Administration from Pennsylvania State University. Ms. Melincoff has also attained the designation of Certified Licensing Professional (CLP™) and was named to the “Top Women in Biotech 2013” by Fierce Biotech and to the Powerlist 100 of Corporate Venture Capital in 2012 and 2013. We believe Ms. Melincoff’s qualifications to serve on our Board of Directors include her years of experience at pharmaceutical companies, particularly with respect to business development.

Aharon Schwartz, Ph.D. Dr. Schwartz joined our Board of Directors in November 2014. He retired from Teva Pharmaceutical Industries Ltd. (NYSE:TEVA; TASE:TEVA) in 2011 where he served in a number of positions from 1975 through 2011, the most recent being Vice President, Head of Teva Innovative Ventures. Dr. Schwartz is currently chairman of the Board of Directors of BiolineRx Ltd. (NASDAQ:BLRX, TASE:BLRX) and works as an independent consultant. From May 2015 through March 2020, he served as a member of the Board of Directors of Foamix Pharmaceuticals Ltd. (Nasdaq:FOMX), which was acquired by Menlo Therapeutics Inc. (NASDAQ:MNLO), and from January 2013 through November 2017, he served as a member of the Board of Directors of Alcobra Ltd., which is now called Arcturus Therapeutics Ltd. (NASDAQ:ARCT). Dr. Schwartz holds a Ph.D. in organic chemistry from the Weizmann Institute of Science, Israel, an M.Sc. in organic chemistry from the Technion, Israel Institute of Technology and a B.Sc. in chemistry and physics from the Hebrew University of Jerusalem. Dr. Schwartz received a second Ph.D. in 2014 from the Hebrew University of Jerusalem in the history and philosophy of science. We believe Dr. Schwartz’s qualifications to serve on our Board of Directors include his years of experience at life science companies.

New Director Nominee

Christian Elze. Mr. Elze was nominated to join our Board of Directors in April 2025. In 2003 he founded Catenion GmbH (“Catenion”), a global science-driven strategy consulting firm focused on the biopharmaceutical industry. He retired from his full-time position at Catenion in 2023 but continues to serve as a Senior Partner Emeritus and remains a shareholder. Since January 2024, he has been serving as a member of the Scientific Advisory Board of Recordati Industria Chimica e Farmaceutica S.p.A., a global pharmaceutical company headquartered in Italy (XMIL:REC), and as an observer on the Board of Directors of Pangea Biomed Ltd., a privately-held Israeli company. Mr. Elze is also a co-founder of the Japanese Foundation for Rare Disease Research in Tokyo where he serves as a Councillor, and a Director of Zita Elze Flowers Ltd., private company located in London. He holds an MBA from Columbia University and a B.Sc., Economics, from the London School of Economics. We believe Mr. Elze will be able to contribute to our future development based on his vast 30-year long experience in the global biopharmaceutical industry.

Our Board of Directors recommends that stockholders vote “FOR” the election or re-election of all director nominees named in this “Proposal 1: Election of Directors.”

Corporate Governance and Independent Directors

In compliance with the listing requirements of the NYSE American, we have a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor for developments in the area of corporate governance to ensure we are in compliance with the standards and regulations required by the NYSE American. A summary of our corporate governance measures follows.

Independent Directors

We believe a majority of the members of our Board of Directors are independent from management. When making determinations from time to time regarding independence, the Board of Directors will reference the listing standards adopted by the NYSE American as well as the independence standards set forth in the Sarbanes-Oxley Act of 2002, or the SOX, and the rules and regulations promulgated by the SEC under that Act, as well as other factors which could assist our Board of Directors and its committees in determining that a director will have no material relationship with us that could compromise that director’s independence.

Under the rules of the NYSE American, a director of our Company will only qualify as an “independent director” if, among other things, in the opinion of our Board of Directors, that person does not have a material relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that neither Dr. Forster, Mr. Bar Shalev, Dr. Ben Zvi, Dr. Boudes, Ms. Melincoff nor Dr. Schwartz has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each such non-employee director is an “independent director” as defined under the rules of the NYSE American and the SEC. In addition, the Board of Directors has determined that all members of the Audit and Finance Committee meet the independence requirements set forth in Section 803B(2) of the NYSE American Company Guide and Section 10A(m)(3) of the Exchange Act, and that all members of the Compensation Committee meet the independence requirements set forth in Rule 805(c) of the NYSE American Listed Company Guide.

The position of Chairman of the Board is not held by our chief executive officer at this time. The Board of Directors does not have a policy mandating the separation of these functions. We believe it is in our best interest that Dr. Forster serve as the chairman of our Board of Directors. This decision was based on Dr. Forster’s established reputation for management and leadership in the life sciences field and his successful experience and industry relationships in the United States, Europe and Asia. Our non-management directors hold formal meetings, separate from management, at least twice per year.

The Board’s Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of business objectives, including organizational and strategic objectives, to improve long-term organizational performance and enhance stockholder value. The involvement of our Board of Directors in setting our business strategy is a key part of its assessment of management’s plans for risk management and its determination of what constitutes an appropriate level of risk for the Company. The participation of our Board of Directors in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. For example, financial risks, including internal controls, are overseen by the Audit and Finance Committee and risks that may be implicated by our executive compensation programs are overseen by the Compensation Committee. Upon identification of a risk, the assigned committee or our full Board of Directors discuss or review risk management and risk mitigation strategies. Additional review or reporting on enterprise risks is conducted as needed or as requested by our Board of Directors or a committee thereof.

Board and Committee Meetings

Our Board of Directors has an Audit and Finance Committee, Compensation Committee and Nominating Committee. The membership of each committee is as follows:

Committee	Chairman	Membership
Audit and Finance Committee	Shmuel “Muli” Ben Zvi, Ph.D.	Shmuel “Muli” Ben Zvi, Ph.D., Amos Bar Shalev and Aharon Schwartz, Ph.D.
Compensation Committee	Amos Bar Shalev	Amos Bar Shalev, Shmuel “Muli” Ben Zvi, Ph.D. and Aharon Schwartz, Ph.D.
Nominating Committee	Amos Bar Shalev	Amos Bar Shalev, Eliot Richard Forster, Ph.D. and Aharon Schwartz, Ph.D.

The primary functions of each committee are as follows:

Audit and Finance Committee

Our Board of Directors has determined that Dr. Ben Zvi, Mr. Bar Shalev and Dr. Schwartz are “independent” for purposes of membership on the Audit and Finance Committee pursuant to Section 803B(2) of the NYSE American Company Guide and Section 10A(m)(3) of the Exchange Act. We require that all Audit and Finance Committee members possess the required level of financial literacy and at least one member of the Audit and Finance Committee meet the current standard of requisite financial management expertise as required by the NYSE American and applicable rules and regulations of the SEC.

Our Audit and Finance Committee operates under a formal charter that governs its duties and conduct. A current copy of the Audit and Finance Committee Charter is available on our website at http://www.protalix.com.

All members of the Audit and Finance Committee are independent from our executive officers and management.

Our independent registered public accounting firm reports directly to the Audit and Finance Committee.

Our Audit and Finance Committee meets with management and representatives of our registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, effectiveness of the design or operation of our internal controls over financial reporting, as required by Section 404 of SOX.

Our Audit and Finance Committee has adopted a Policy for Reporting Questionable Accounting and Auditing Practices and Policy Prohibiting Retaliation against Reporting Employees to enable confidential and anonymous reporting of improper activities to the Audit and Finance Committee.

Dr. Ben Zvi, Mr. Bar Shalev and Dr. Schwartz each qualify as “audit committee financial experts” under the applicable rules of the SEC. In making the determination as to these individuals’ status as audit committee financial experts, our Board of Directors determined they have accounting and related financial management expertise within the meaning of the aforementioned rules, as well as the listing standards of the NYSE American.

Compensation Committee

Our Board of Directors has determined that Mr. Bar Shalev, Dr. Ben Zvi, and Dr. Schwartz are “independent” for purposes of membership on the Compensation Committee pursuant to Section 805(c) of the NYSE American Company Guide. The Compensation Committee reviews and approves the compensation of executive officers and key employees and administers our Plan.

Our Compensation Committee operates under a formal charter that governs its duties and conduct. A current copy of the Compensation Committee Charter is available on our website at http://www.protalix.com.

Nominating Committee

The Nominating Committee is responsible for assisting our Board of Directors in selecting nominees for election to the Board of Directors and monitoring the composition of the Board of Directors. A current copy of the Nominating Committee Charter is available on our website at http://www.protalix.com. Although our Board of Directors does not have a formal policy requiring the Nominating Committee to consider the diversity of directors in its nomination process, in considering potential new directors, the Nominating Committee will review individuals from various disciplines and backgrounds, and consider the following qualifications: broad experience in business, finance or administration; familiarity with national business matters; familiarity with our industry; independence; and prominence and reputation. The committee seeks nominees with a broad diversity of experience, professions, education, skills and backgrounds with a view to having a Board of Directors that represents a diversity of views, experiences, and backgrounds. After making such a review, the Nominating Committee submits the nomination to the full Board of Directors for approval.

The Nominating Committee will consider any nominees submitted by stockholders of record at the time of any such nomination in compliance with applicable rules of the SEC and our Amended and Restated By-Laws (the “By-Laws”). The Nominating Committee will determine whether any stockholder nominee meets the qualifications for candidacy described above and in the Nominating Committee Charter. Stockholders’ nominations for election at the 2026 Annual Meeting of Stockholders must be submitted in writing to Eyal Rubin, Corporate Secretary, not less than 45 days nor more than 75 days prior to the date on which we first mailed this proxy statement. Such written notice must include the following information: (i) name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class and number of shares of our Company beneficially owned by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in solicitations for proxies for elections of directors pursuant to Regulation 14A of the Exchange Act. The written notice must also include the following information with respect to each stockholder delivering such notice: (i) the name and record address of such stockholder; and (ii) the class and number of shares of our Company beneficially owned by the stockholder. Lastly, the written notice must include certain information relating to any derivative or hedging transactions by the stockholder delivering such notice and its Stockholder Associated Persons, as defined in our By-Laws, and other arrangements with other parties regarding our securities, as presented in detail in our By-Laws. Stockholders can mail any such recommendations, including the criteria outlined above, to Eyal Rubin, Corporate Secretary, Protalix BioTherapeutics, Inc., 2 University Plaza, Suite 100, Hackensack, NJ 07601.

Contacting the Board of Directors

Stockholders who wish to communicate with the Board of Directors may do so by mailing any such communications to Eyal Rubin, Corporate Secretary, Protalix BioTherapeutics, Inc., 2 University Plaza, Suite 100, Hackensack, NJ 07601. All communications are distributed to the Board of Directors, as appropriate, depending upon the facts and circumstances outlined in the communications received. For example, if any complaints regarding accounting and/or auditing matters are received, they may be forwarded by our Corporate Secretary to the Audit and Finance Committee for review.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We have no formal policy regarding attendance by our directors at annual stockholders meetings, although we encourage such attendance and anticipate most of our directors will attend these meetings. Each of Dr. Forster, Mr. Bashan, Mr. Bar Shalev, Dr. Boudes, Ms. Melincoff and Dr.  Schwartz participated in our 2024 annual meeting of stockholders.

During the year ended December 31, 2024, there were six meetings of our Board of Directors, four meetings of the Audit and Finance Committee, and three meetings of the Compensation Committee. The Nominating Committee did not meet in 2024. Our non-management directors hold meetings separate from management at least twice per year. All of our current directors that served on our Board of Directors during the year ended December 31, 2024 attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served.

Compensation of Directors

The following table sets forth information with respect to compensation of our non-employee directors during fiscal year 2024.

	Fees Earned or	Option	All Other
Name	Paid in Cash ($)	Award(s) ($)	Compensation	Total ($)
Eliot Richard Forster, Ph.D.	70,000	—	—	70,000
Amos Bar Shalev	45,000	—	—	45,000
Shmuel “Muli” Ben Zvi, Ph.D.	33,750	—	—	33,750
Pol F. Boudes, M.D.(1)	45,000	—	1,350	46,350
Gwen A. Melincoff	45,000	—	—	45,000
Aharon Schwartz, Ph.D.	45,000	—	—	45,000
(1)From time to time Dr. Boudes performs consulting services regarding business development and licensing efforts for the Company with the consent of the Audit and Finance Committee of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee or any executive officer of the Company or of Protalix Ltd. has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. No Compensation Committee member is or was an officer or employee of ours or of Protalix Ltd. or had any relationship that constituted a related party transaction. Further, none of our executive officers serves on the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics includes provisions ranging from restrictions on gifts to conflicts of interest. All of our employees and directors are bound by this Code of Business Conduct and Ethics. Violations of our Code of Business Conduct and Ethics may be reported to the Audit and Finance Committee.

The Code of Business Conduct and Ethics includes provisions applicable to all of our employees, including senior financial officers and members of our Board of Directors and is posted on our website (www.protalix.com). We intend to post amendments to or waivers from any such Code of Business Conduct and Ethics.

Insider Trading, Prohibition on Short-term, Speculative Transactions

Our Insider Trading and Blackout Policy includes restrictions regarding the timing and types of transactions in our securities by our directors, officers, including our Named Executive officers, and other employees. The policy also applies to the Company itself when conducting transactions in its own securities. Our directors, officers and certain other designated other employees are prohibited from trading during blackout periods (during the period from and including the close of business on the seventh day prior to the end of the third month of each quarter and ends on the opening of the second business day following our filing with the SEC of the Company’s quarterly or annual financial reports or earlier public release of quarterly or annual financial information) and without the clearance of our Compliance Officer. In addition, the policy provides that none of our directors, officers or other employees may engage in the following transactions: (i) purchasing our securities on margin or borrow against our securities held in a margin account; (ii) pledging our securities as collateral; (iii) short sales; (iv) buying or selling puts or calls in connection with our securities; (v) engaging in derivative transactions relating to our securities (e.g., exchange traded options, etc.); and (vi) engaging in any other hedging transactions related to the our securities. Furthermore, the policy sets forth requirements for our directors, officers or other employees to purchase or sell our securities under certain pre-planned trading programs adopted to purchase or sell securities in the future, in compliance with Rule 10b5-1 under the Exchange Act. A copy of our Insider Trading and Blackout Policy has been filed as Exhibit 19 to our Annual Report on Form 10-K.

MANAGEMENT

Our 2024 executive officers, their ages and positions, and other information are as follows:

Name	Age	Position
Dror Bashan	58	President and Chief Executive Officer
Eyal Rubin	49	Sr. Vice President, Chief Financial Officer, Treasurer and Secretary
Yaron Naos	61	Sr. Vice President, Operations

The biographical information for Mr. Bashan is set forth above under “Proposal 1: Election of Directors.”

Eyal Rubin. Mr. Rubin has served as our Senior Vice President and Chief Financial Officer since September 2019. He brings to Protalix more than 20 years of finance and capital markets experience, an extensive background in financial planning and operations, management and strategy and a deep knowledge of the biotechnology and pharmaceutical industries. Prior to joining Protalix, he served as Executive Vice President and Chief Financial Officer of BrainStorm Cell Therapeutics Inc. (NASDAQ:BCLI), a publicly traded biotechnology company, where he was responsible for all corporate finance, accounting and investor relations activities. Prior to his role at BrainStorm, Mr. Rubin served at Teva Pharmaceutical Industries Ltd. (NYSE:TEVA; TASE:TEVA) in several roles, most recently as Vice President, Head of Corporate Treasury. In this role, Mr. Rubin was responsible for Teva’s cash operations and cash management, as well as Teva’s equity and debt capital markets transactions. Mr. Rubin holds a BA in Financing and IT Systems from the College of Management, Israel, where he graduated summa cum laude with a specialization in Financing and IT Systems, and an MBA from Bar-Ilan University, Israel, where he graduated summa cum laude with a specialization in Finance.

Yaron Naos. Mr. Naos joined Protalix in 2004, originally as a Senior Director for Operations and later as Vice President for Production, and became our Senior Vice President, Operations in 2018. He has a wealth of hands-on experience and knowledge in the field of pharmaceutical development. Prior to joining Protalix, he served for a decade as R&D Product Manager at Dexxon Pharmaceutical Co., one of Israel’s largest pharmaceutical companies, where he was responsible for technology transfer from R&D to production, and in charge of R&D activities that led to the commercialization of many products. Later, Mr. Naos was plant manager of Medibrands Pharmaceutical Company, as well as logistics manager of Mediline for period of four years, where he was responsible for all operational activities, from procurement to distribution. Mr. Naos holds a B.Sc. in Food Engineering and Biotechnology from the Technion-Israel Technology Institute and an MBA from Haifa University.

Family Relationships

There are no family relationships among directors or executive officers of our Company.

Executive Compensation

The primary goals of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, the Compensation Committee implements and maintains compensation plans that tie a portion of executive officers’ overall compensation to key strategic goals such as developments in our clinical path, the establishment of key strategic collaborations, the build-up of our pipeline and the strengthening of our financial position. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals.

Elements of Compensation

Executive compensation consists of following elements:

Base Salary. Base salaries for our executive officers are established based on the scope of their responsibilities taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. The Compensation Committee convenes from time to time to evaluate present and future executive compensation, which evaluation generally includes an evaluation of the peer group considered in analyzing executive compensation. The Compensation Committee intends to continue reviewing and revising the peer group periodically to ensure that it continues to reflect companies similar to the Company in size and development stage. The Compensation Committee also reviews executive compensation reports and an analysis of publicly-traded biotechnology companies prepared by third party experts from a well-known consulting firm for additional data and other information regarding executive compensation for comparative purposes.

Base salaries are usually reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The base salaries of each of our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer our Senior Vice President, Operations, who we refer to collectively as the “Named Executive Officers,” are discussed herein.

Annual Bonus. The Compensation Committee has the authority to award discretionary annual bonuses to our executive officers. Discretionary annual bonus awards are intended to compensate officers for achieving financial, clinical, regulatory and operational goals and for achieving individual annual performance objectives. For any given year, the compensation objectives vary, but relate generally to strategic factors such as developments in our clinical path, the execution of a license agreement for the commercialization of product candidates, the establishment of key strategic collaborations, the build-up of our pipeline and financial factors such as capital raising. Bonuses are awarded generally based on corporate performance, with adjustments made within a range for individual performance, at the discretion of the Compensation Committee. The Compensation Committee determines, on a discretionary basis, the size of the entire bonus pool and/or the amount of the actual award to each Named Executive Officer.

The Compensation Committee selects, in its discretion, the executive officers of the Company or our subsidiary who are eligible to receive bonuses for any given year. Any bonus granted by the Compensation Committee will generally be paid upon the achievement of a specific milestone, subject to certain terms and conditions. The Compensation Committee has not fixed a minimum or maximum award for any executive officer’s annual discretionary bonus. Each of our executive officers is eligible for a discretionary annual bonus under his or her employment agreement.

During the year ended December 31, 2024, our Board of Directors determined that the Named Executive Officers and other officers and employees of the Company were entitled to certain cash bonuses as compensation for their efforts and executions during calendar year 2023. Important milestones underlying the Company’s efforts during calendar year 2023 included the following:

●Optimizing our strategic path;
●Successful inspections of our manufacturing facilities by the Israeli Ministry of Health (GMP) and the U.S. Food and Drug Administration, or the FDA;
●Approvals of Elfabrio® by both the FDA and the European Medicines Agency;
●Completion of recruitment and dosing in our PRX-115 FIH study (PEGylated Uricase for the potential treatment of uncontrolled Gout);
●Transfer of the Elfabrio extension studies to Chiesi Farmaceutici S.p.A.;

●Expansion and retention of management;
●Securing sufficient liquidity for the then upcoming debt repayment and on-going operations; and
●Continuous uninterrupted operation despite the current geopolitical situation in Israel.

Based on the foregoing, the Board of Directors, after consultation with the Compensation Committee, resolved to grant certain cash bonuses to certain Named Executive Officers and other officers and employees of the Company including NIS 480,000, or six monthly salaries, to Mr. Rubin and NIS 350,000, or approximately 5.3 monthly salaries, to Mr. Naos. In lieu of a cash bonus, our Board of Directors granted to Mr. Bashan 263,960 restricted shares of the Company’s common stock.

Options and Share-Based Compensation. Our Amended and Restated 2006 Stock Incentive Plan, as amended (the “Plan”), authorizes us to grant options to purchase shares of common stock, restricted stock and other securities to our employees, directors and consultants. Our Compensation Committee is the administrator of the Plan. Stock option or other grants are generally made at the commencement of employment and following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and approves stock option and other awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. The exercise price of stock options granted under the Plan must be equal to at least 100% of the fair market value of our common stock on the date of grant; however, in certain circumstances, grants may be made at a lower price to Israeli grantees who are residents of the State of Israel.

During the year ended December 31, 2024, the Compensation Committee granted to Mr. Rubin 90,909 fully-vested restricted shares of the Company’s common stock and to Mr. Naos options to purchase 100,000 shares of the Company’s common stock with an exercise price equal to $1.10 per share. Mr. Naos’ options vest in 12 equal increments on a quarterly basis over a three-year period commencing upon the date of grant, subject to certain terms and conditions.

Severance and Change in Control Benefits. The Compensation Committee granted the following payments that would be payable in connection with a change of control: $1.0 million to the President and Chief Executive Officer and $400,000 to each of the other executive Vice Presidents. Such payments are subject to certain terms and conditions. In addition to the foregoing, pursuant to the employment agreements entered into with each of our executive officers, the executive officer is entitled to be insured by Protalix Ltd. under a Manager’s Policy in lieu of severance. The intention of such Manager’s Policies is to provide the Israel-based officers with severance protection of one month’s salary for each year of employment. In addition, the stock options and restricted stock granted to each of our Named Executive Officers provide that all of such instruments are subject to accelerated vesting immediately upon a change in control of the Company.

Other Compensation. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers; however, the Compensation Committee in its discretion may revise, amend, or add to the officer’s executive benefits if it deems it advisable. As an additional benefit to all of our Israel-based Named Executive Officers and for most of our employees, we contribute to certain funds amounts equaling a total of approximately 15% of their respective gross salaries for certain pension and other savings plans for the benefit of the Named Executive Officers and other employees. In addition, in accordance with customary practice in Israel, our Israel-based executives’ agreements require us to contribute towards their vocational studies, and to provide annual recreational allowances, a company car and a company phone. We believe these benefits are currently equivalent with the median compensation levels at comparable companies.

Executive Compensation. We refer to the “Summary Compensation Table” set forth below for information regarding the compensation earned during the fiscal year ended December 31, 2024 by our Named Executive Officers.

Summary Compensation Table

The following table sets forth a summary for the fiscal years ended December 31, 2024 and 2023, respectively, of the cash and non-cash compensation awarded, paid or accrued by us or Protalix Ltd. to our Named Executive Officers. There were no restricted stock awards, long-term incentive plan payouts or other compensation paid during fiscal years December 31, 2024 and 2023 by us or Protalix Ltd. to the Named Executive Officers, except as set forth below. All of the Named Executive Officers are employees of our subsidiary, Protalix Ltd. All currency amounts are expressed in U.S. dollars.

					Option	All Other
		Salary	Bonus	Stock	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	Awards ($)	($)(1)	($)(2)	($)
Dror Bashan	2024	374,108	—	918,318	118,803	116,563	1,527,792
President and Chief Executive Officer	2023	356,929	892,328	1,061,558	246,560	127,566	2,684,941
Eyal Rubin	2024	287,363	130,399	288,669	55,441	97,594	859,466
Senior Vice President and Chief Financial Officer	2023	287,692	302,507	227,331	114,925	96,580	1,029,035
Yaron Naos	2024	215,546	95,083	166,353	77,135	85,842	639,959
Senior Vice President, Operations	2023	216,504	212,367	129,081	133,469	84,948	776,369
(1)Amounts in this column represent the grant date fair value of the option awards as computed in accordance with ASC 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 8(c) “Stock based compensation,” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of assumptions we made in determining the grant date fair value of our option awards for the fiscal years ended December 31, 2023 and 2024.
(2)Includes employer contributions to pension and/or insurance plans and other miscellaneous payments.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the Named Executive Officers concerning outstanding equity awards as of December 31, 2024.

	Option Awards				Stock Awards
	Number	Number			Number	Market value
	of Securities	of Securities			of shares	of shares
	Underlying	Underlying			or units	or units
	Unexercised	Unexercised			of stock	of stock
	Options	Options	Option Exercise	Option Expiration	that have	that have
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date	not vested (#)	not vested ($)
Dror Bashan					225,000	423,000
	160,000	—	4.69	6/30/2029
	421,875	328,125	1.03	9/7/2032
Eyal Rubin					117,777	221,421
	80,000	—	2.00	9/22/2029
	196,875	153,125	1.03	9/7/2032
Yaron Naos					109,284	205,454
	5,000	—	17.20	3/25/2025
	60,000	—	5.60	9/13/2028
	122,656	—	3.59	8/11/2030
	191,250	148,750	1.03	9/7/2032
	8,333	91,667	1.10	9/23/2034

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of our Company.

			Average		Value of Initial
			Summary	Average	Fixed $100
	Summary		Compensation	Compensation	Investment Based
	Compensation	Compensation	Table Total for	Actually Paid to	On Total
	Table Total for	Actually paid to	Non-CEO NEOs	Non-CEO NEOs	Stockholder
Year	Mr. Bashan (1)	Mr. Bashan (2)	(3)	(4)	Return (5)	Net Income (6)
2024	$1,527,792	$524,655	$749,713	$488,529	$105.62	$2,932,000
2023	$2,684,941	$3,186,324	$902,702	$1,094,613	129.93	$8,312,000
2022	$1,468,296	$1,899,221	$795,773	$1,056,338	37.74	$(14,927,000)
(1)The dollar amounts reported are the amounts reported in the “Total” column of the Summary Compensation Table for Mr. Bashan, our President and Chief Executive Officer.
(2)The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Bashan, as computed in accordance with SEC regulations. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Bashan during the applicable year. In accordance with SEC regulations, the following adjustments were made to Mr. Bashan’s total compensation to determine the compensation actually paid:

		Less: Summary
	Summary	Compensation		Equals:
	Compensation	Table Reported		Compensation
	Table Total for	Value of Equity	Plus: Equity Award	Actually paid to
Year	Mr. Bashan	Awards (a)	Adjustments (b)	Mr. Bashan
2024	$1,527,792	$1,037,121	$33,984	$524,655
2023	$2,684,941	$1,308,118	$1,809,501	$3,186,324
2022	$1,468,296	$995,140	$1,426,065	$1,899,221
(a)Represents the aggregate grant-date fair value of equity awards as reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for each applicable year were as set forth in the table below. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Fair Value
					at the End	Value of
					of the Prior	Dividend
		Year over Year	Year End		Year of	Equivalents
		Change in fair	Fair Value	Year over Year	Equity	Accrued or
		Value of	of Vested	Change in Fair	Awards that	other Earnings
	Year End Fair	Outstanding	Equity	Value of Equity	Failed to	Paid on Stock
	Value of Unvested	and Unvested	Awards	Awards Granted	meet	Awards not
	Equity Awards	Equity Awards	Granted in	in Prior Years	Vesting	Otherwise	Total Equity
	Granted in the	Granted in	the Covered	that Vested in the	Conditions	Reflected in	Award
Year	Covered Year	prior Years	Year	Year	in the Year	Fair Value	Adjustments
2024	$—	$5,049	$329,950	$(301,015)	$—	$—	$33,984
2023	$934,501	$210,735	$505,750	$158,515	$—	$—	$1,809,501
2022	$717,652	$110,664	$566,768	$30,981	$—	$—	$1,426,065

(3)The dollar amounts reported represent the average of the amounts reported for our Named Executive Officers as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The Named Executive Officers included for purposes of calculating the average amounts are Mr. Rubin and Mr. Naos.

(4)The dollar amounts reported represent the average amount of “compensation actually paid” to the Named Executive Officers identified in footnote 3, as computed in accordance with SEC regulations. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the Named Executive Officers during the applicable year. In accordance with the SEC regulations, the following adjustments were made to average total compensation for the Named Executive Officers for each year to determine the compensation actually paid:

	Average Reported
	Summary	Less: Summary		Equals: Average
	Compensation	Compensation Table Average	Plus: Average	Compensation
	Table Total for	Reported Value of	Equity Award	Actually Paid to
Year	Other NEOs	Equity Awards	Adjustments (a)	Other NEOs
2024	$749,713	$293,799	$32,616	$488,529
2023	$902,702	$302,403	$494,314	$1,094,613
2022	$795,773	$183,933	$444,498	$1,056,338
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

				Year over	Fair Value at	Average Value
			Average Year	Year Average	the End of	of Dividend
		Year over Year	End Fair	Change in	the Prior	Equivalents
		Average	Value of	Fair Value of	Year of	Accrued or
	Average Year End	Change in fair	Vested	Equity	Equity	other Earnings
	Fair Value of	Value of	Equity	Awards	Awards that	Paid on Stock
	Unvested Equity	Outstanding and	Awards	Granted in	Failed to	Awards not
	Awards Granted	Unvested Equity Awards	Granted in	Prior Years	meet Vesting	Otherwise	Total Average
	in the Covered	Granted in prior	the Covered	that Vested in	Conditions in	Reflected in	Equity Award
Year	Year	Years	Year	the Year	the Year	Fair Value	Adjustments
2024	$66,865	$3,326	$55,513	$(93,089)	$—	$—	$32,616
2023	$317,561	$89,197	$22,868	$64,688	$—	$—	$494,314
2022	$330,120	$36,648	$67,913	$9,817	$—	$—	$444,498

(5)Cumulative TSR is the value of a $100 investment in our common stock calculated by dividing the difference between the per share price of our common stock at the end of each year shown and the beginning of the measurement period by the per share price of our common stock at the beginning of the measurement period.

(6)The dollar amounts reported represent the amount of net income reflected in our Consolidated Statements of Income included in our Annual Report on Form 10-K for the applicable fiscal year.

Relationship Between Compensation Actually Paid, Company Total Shareholder Return (“TSR”) and Net Income (Loss)

Compensation actually paid to Mr. Bashan during the year ended December 31, 2024 was approximately $0.5 million, a decrease of approximately $2.7 million from approximately $3.2 million for the year ended December 31, 2023. Average compensation actually paid to our Non-CEO Named Executive Officers for the years ended December 31, 2024 was approximately $0.5 million, a decrease of approximately $0.6 million from approximately $1.1 million for the year ended December 31, 2023. For the year ended December 31, 2024, our TSR was $105.62, a decrease of 18.7%, compared to TSR of $129.93 for the year ended December 31, 2023. Our net income for the year ended December 31, 2024 was $2.9 million compared to net income of $8.3 million over the same period in 2023.

Compensation actually paid to Mr. Bashan and to our Non-CEO Named Executive Officers as a group is not directly correlated with our TSR or our net income (loss) over the three years presented in the above tables. Over the course of fiscal year 2022 and the first half of fiscal year 2023, we focused primarily on the clinical and regulatory development and approval of pegunigalsidase alfa. During the second half of fiscal year 2023 through fiscal year 2024, we shifted our focus to the support of our commercial partner’s launch efforts post approval, and redirecting our R&D and clinical resources towards the strengthening of our pipeline of product candidates, including but not limited to, our leading drug candidate, PRX-115 (pegylated Uricase for the potential treatment of uncontrolled Gout). Accordingly, TSR and net income (loss), as performance measures, are not directly correlated to our executive compensation determinations. As increases in the market price of our common stock correspond to increases in the fair market value of our equity grants, the calculation of compensation actually paid with respect to equity grants held by Mr. Bashan and to our Non-CEO Named Executive Officers increases in a like manner. In the year ended December 31, 2023, given the approval of pegunigalsidase alfa for adult patients with Fabry disease by both the FDA and the EMA, the advancement in the clinical development of our PRX-115 drug candidate and strengthening of our Company’s liquidity and cash position, the Compensation Committee of our Board of Directors elected to award to Mr. Bashan and to our Non-CEO Named Executive Officers, as well as other officers and employees of our Company, an annual cash bonus and a one-time special cash bonus for such positive achievements.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporate such information by reference.

Potential Payments upon Termination or Change-in-Control/Corporate Transaction

Each of our Named Executive Officers (while they remain employed by the Company) is entitled to be insured by Protalix Ltd. under a Manager’s Policy in lieu of severance upon termination. The intention of such Manager’s Policies is to provide our officers with severance protection of one month’s salary for each year of employment. The following payments would be payable in connection with a change of control of the Company: $1.0 million to the President and Chief Executive Officer and $400,000 to each of the other Named Executive Officers, subject to certain terms and conditions. In addition to the foregoing, the vesting periods of outstanding options held by our Named Executive Officers are accelerated upon a change of control. Had we experienced a change of control on December 31, 2024, the value of the acceleration of the vesting period of the options and shares held by Mr. Bashan would have been $0.8 million; the value of the acceleration of the vesting period of the options and shares held by Mr. Rubin would have been $0.4 million and the value of the acceleration of the vesting period of the options and shares held by Mr. Naos would have been $0.3 million.

Employment Arrangements

Dror Bashan. Pursuant to Mr. Bashan’s employment agreement, his current monthly base salary is NIS 109,250 (approximately $29,529) and Mr. Bashan is entitled to an annual discretionary bonus subject to the sole discretion of our Board of Directors, to be determined on the basis of agreed-upon annual objectives which shall include both measurable and strategic parameters. He is also entitled to a one-time bonus of $1.0 million upon the occurrence of certain change of control transactions. The monthly salary is subject to cost of living adjustments from time to time as may be required by law. Mr. Bashan was granted an option award upon his employment and he is entitled to additional equity awards from time to time on a discretionary basis. Mr. Bashan’s employment agreement is terminable by the Company on 180 days’ written notice for any reason. Mr. Bashan may terminate the agreement on 90 days’ written notice for any reason during its term. We may terminate Mr. Bashan’s employment agreement for cause without notice. Mr. Bashan is entitled to be insured by the Company under a Manager’s Policy in lieu of severance, Company contributions towards vocational studies, annual recreational allowances, a company car, a company laptop and a company phone. Mr. Bashan is entitled to 25 working days of vacation.

Eyal Rubin. Pursuant to Mr. Rubin’s employment agreement, his current monthly base salary is NIS 80,000 (approximately $21,623) and Mr. Rubin is entitled to an annual discretionary bonus subject to the sole discretion of our Board of Directors, to be determined on the basis of agreed-upon annual objectives which shall include both measurable and strategic parameters. He is also entitled to a one-time bonus of $400,000 upon the occurrence of certain change of control transactions. The monthly salary is subject to cost of living adjustments from time to time as may be required by law. Mr. Rubin was granted an option award upon his employment and he is entitled to additional equity awards from time to time on a discretionary basis. In addition, contingent upon certain conditions, Mr. Rubin is entitled to a grant of restricted stock units with an aggregate value of $100,000, on an annual basis. Additional equity awards may be granted from time to time on a discretionary basis. Mr. Rubin’s employment agreement is terminable by the Company on 180 days’ written notice for any reason. Mr. Rubin may terminate the agreement on 90 days’ written notice for any reason. We may terminate the Mr. Rubin’s employment agreement for cause without notice. Mr. Rubin is entitled to be insured by the Company under a Manager’s Policy in lieu of severance, Company contributions towards vocational studies, annual recreational allowances, a company car, a company laptop and a company phone. Mr. Rubin is entitled to 25 working days of vacation.

Yaron Naos. Mr. Naos’ current monthly base salary is NIS 65,550 (approximately $17,718) and he is entitled to an annual discretionary bonus for performance subject to the sole discretion of our Compensation Committee. The monthly salary is subject to cost of living adjustments from time to time as may be required by law. In addition, vesting of all of Mr. Naos’ options and restricted shares will be accelerated in full upon a Corporate Transaction or a Change in Control, as those terms are defined in our Plan. Mr. Naos’ employment is terminable by either party on 60 days’ written notice for any reason and we may terminate the agreement for cause without notice. Mr. Naos is entitled to be insured by the Company under a Manager’s Policy in lieu of severance, Company contributions towards vocational studies, annual recreational allowances, a company car, a company phone, a company laptop and a company phone. Mr. Naos is entitled to 29 working days of vacation.

Amended and Restated 2006 Stock Incentive Plan

Our Board of Directors and our stockholders initially approved our Plan on December 14, 2006. Since its initial approval, our stockholders have approved a number of amendments to the plan, the last time being on June 27, 2024. Of the 17,475,171 shares reserved for issuance under the Plan as of December 31, 2024, there are outstanding options to purchase 7,402,295 shares of our common stock in the aggregate, subject to adjustment for a stock split or any future stock dividend or other similar change in our common stock or our capital structure. As of December 31, 2024, options to acquire 4,139,412 shares of common stock remain available for grant under the Plan.

Our Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights, collectively referred to as “awards.” Stock options granted under the Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. Shares issued in connection with awards other than options or stock appreciation rights shall count as one and one-half (1.5) shares for each share issued for purposes of the number of shares authorized for issuance under the Plan.

The Plan is also designed to comply with the provisions of the Israeli Income Tax Ordinance New Version, 1961 (including as amended pursuant to Amendment 132 thereto), or the Tax Ordinance, and is intended to enable us to grant awards to grantees who are Israeli residents as follows: (i) awards to employees pursuant to Section 102 of the Tax Ordinance; and (ii) awards to non-employees pursuant to Section 3(I) of the Tax Ordinance. For this purpose, “employee” refers only to employees, office holders and directors of the Company or a related entity excluding those who are considered “Controlling Stockholders” pursuant to, or otherwise excluded by, the Tax Ordinance. In accordance with the terms and conditions imposed by the Tax Ordinance, grantees who receive awards under the Plan may be afforded certain tax benefits in Israel as described below.

Our Board of Directors or the Compensation Committee, referred to as the “plan administrator,” will administer our Plan, including selecting the grantees, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award, and determining the vesting and exercise periods of each award.

The exercise price of stock options granted under the Plan must be equal to at least 100% of the fair market value of our common stock on the date of grant; however, in certain circumstances, grants may be made at a lower price to Israeli grantees who are residents of the State of Israel. If, however, incentive stock options are granted to an employee who owns stock possessing more than 10% of the voting power of all classes of our stock or the stock of any parent or subsidiary of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of these incentive stock options must not exceed five years. The maximum term of all other awards must not exceed 10 years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any parent or subsidiary of the Company). The plan administrator will determine the exercise or purchase price (if any) of all other awards granted under the Plan.

Under the Plan, incentive stock options and options to Israeli grantees may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable by will or by the laws of descent or distribution and to the extent and in the manner authorized by the plan administrator by gift or pursuant to a domestic relations order to members of the participant’s immediate family. The Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

If the service of a participant in the Plan is terminated for any reason other than cause, the participant may exercise awards that were vested as of the termination date for a period ending upon the earlier of 12 months from the date of termination (or such shorter or longer period set forth in the award agreement) or the expiration date of the awards unless otherwise determined by the plan administrator. If the service of a participant in the Plan is terminated for cause, the participant may exercise awards that were vested as of the termination date for a period ending upon the earlier of 14 days from the date of termination (or such shorter or longer period set forth in the award agreement) or the expiration date of the awards unless otherwise determined by the plan administrator.

In the event of a corporate transaction, all awards will terminate unless assumed by the successor corporation. Unless otherwise provided in a participant’s award agreement, in the event of a corporate transaction and with respect to the portion of each award that is assumed or replaced, then such portion will automatically become fully vested and exercisable immediately upon termination of a participant’s service if the participant is terminated by the successor company or us without cause within 12 months after the corporate transaction. With respect to the portion of each award that is not assumed or replaced, such portion will automatically become fully vested and exercisable immediately prior to the effective date of the corporate transaction so long as the participant’s service has not been terminated prior to such date.

In the event of a change in control, except as otherwise provided in a participant’s award agreement, following a change in control (other than a change in control that also is a corporate transaction) and upon the termination of a participant’s service without cause within 12 months after a change in control, each award of such participant that is outstanding at such time will automatically become fully vested and exercisable immediately upon the participant’s termination. In addition, the stock options and shares of restricted stock issued to each of our Named Executive Officers are subject to accelerated vesting immediately upon a corporate transaction or a change in control of the Company, as defined in our Plan.

Under our Plan, a corporate transaction is generally defined as:

●a merger or consolidation in which we are not the surviving entity, except for the principal purpose of changing the Company’s state of incorporation;
●the sale, transfer or other disposition of all or substantially all of our assets;
●the complete liquidation or dissolution of the Company;
●any reverse merger in which we are the surviving entity but our shares of common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or in which securities possessing more than forty percent (40%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or
●an acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities but excluding any such transaction or series of related transactions that the plan administrator determines not to be a corporate transaction (provided however that the plan administrator shall have no discretion in connection with a corporate transaction for the purchase of all or substantially all of our shares unless the principal purpose of such transaction is changing our state of incorporation).

Under our Plan, a change of control is defined as:

●the direct or indirect acquisition by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders and which a majority of the members of our

Board of Directors (who have generally been on our board for at least 12 months) who are not affiliates or associates of the offeror do not recommend stockholders accept the offer; or
●a change in the composition of our Board of Directors over a period of 12 months or less, such that a majority of the members of our Board of Directors ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who were previously directors of the Company.

Unless terminated sooner, the Plan will automatically terminate on December 31, 2028. Our Board of Directors has the authority to amend, suspend or terminate our Plan. No amendment, suspension or termination of the Plan shall adversely affect any rights under awards already granted to a participant. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the IRC, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein (including the Tax Ordinance), we shall obtain stockholder approval of any such amendment to the Plan in such a manner and to such a degree as required.

Equity Grant Timing

In accordance with Item 402(x) of Regulation S-K, we are providing information regarding our practices related to the grant of equity awards. From time to time, we grant equity awards, stock options and restricted stock, on a discretionary basis. Our Board of Directors or our Compensation Committee do not generally grant stock options or other equity awards during periods in which there is material nonpublic information about our Company or at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. Our Board of Directors or our Compensation Committee do not take material nonpublic information into account when determining the timing and terms of equity awards. We have not timed the disclosure of material nonpublic information to affect the value of executive compensation.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024 with respect to the shares of our common stock that may be issued under the Plan.

C
	A		Number of Securities Remaining
	Number of Securities	B	Available for Future Issuance
	to be Issued	Weighted Average	Under Equity Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding Securities Reflected in
Plan Category	Outstanding Options	Outstanding Options	Column A)
Equity Compensation Plans Approved by Stockholders	7,402,295	$1.98	4,139,412
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	7,402,295	$1.98	4,139,412

Impact of Israeli Tax Law

The awards granted to employees pursuant to Section 102 of the Tax Ordinance under the Plan may be designated by us as approved options under the capital gains alternative, or as approved options under the ordinary income tax alternative.

To qualify for these benefits, certain requirements must be met, including registration of the options in the name of a trustee. Each option, and any shares of common stock acquired upon the exercise of the option, must be held by the trustee for a period commencing on the date of grant and deposit into trust with the trustee and ending 24 months thereafter.

Under the terms of the capital gains alternative, we may not deduct expenses pertaining to the options for tax purposes.

Under the Plan, we may also grant to employees options pursuant to Section 102(c) of the Tax Ordinance that are not required to be held in trust by a trustee. This alternative, while facilitating immediate exercise of vested options and sale of the underlying shares, will subject the optionee to the marginal income tax rate of up to 50% as well as payments to the National Insurance Institute and health tax on the date of the sale of the shares or options. Under the Plan, we may also grant to non-employees options pursuant to Section 3(I) of the Tax Ordinance. Under that section, the income tax on the benefit arising to the optionee upon the exercise of options and the issuance of common stock is generally due at the time of exercise of the options.

These options shall be further subject to the terms of the tax ruling that has been obtained by Protalix Ltd. from the Israeli tax authorities in connection with the merger. Under the tax ruling, the options issued by us in connection with the assumption of Section 102 options previously issued by Protalix Ltd. under the capital gains alternative shall be issued to a trustee, shall be designated under the capital gains alternative and the issuance date of the original options shall be deemed the issuance date for the assumed options for the calculation of the respective holding period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All related party transactions are reviewed and approved by the Audit and Finance Committee, as required by the Audit and Finance Committee Charter.

Except as set forth below, there were no related party transactions during the last two fiscal years, or any currently proposed transaction, in which we were or are to be a participant and in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years. During fiscal years 2023 and 2024, we engaged Catenion for business development consulting services, the compensation for which was approximately $1.4 million in the aggregate. Christian Elze, the new director nominee, is the founder of Catenion and currently serves as a Senior Partner Emeritus of Catenion. At the time of the engagement, we did not have a professional relationship with Mr. Elze in his individual capacity.

chAUDIT AND FINANCE COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit and Finance Committee of our Board of Directors operates under a written charter adopted by our Board of Directors, and currently consists of Shmuel “Muli” Ben Zvi, Ph.D., Chairman of the Committee, Amos Bar Shalev and Aharon Schwartz, Ph.D. As described more fully in its charter, the Audit and Finance Committee provides oversight of the quality and integrity of our consolidated financial statements, internal controls and financial reporting process, and our process to manage business and financial risks and compliance with legal, ethical and regulatory requirements. In addition, the Audit and Finance Committee interacts directly with and evaluates the qualifications, independence and performance of the independent auditors, Kesselman & Kesselman, and is responsible for the appointment, compensation, retention and oversight of the work of the auditors.

Management is responsible for the preparation, presentation and integrity of the consolidated financial statements, and evaluation of and assessment of the effectiveness of our internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements with our Board of Directors and management. The Audit and Finance Committee has discussed with Kesselman & Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited (“Kesselman & Kesselman”) the matters required to be discussed by the applicable requirements of the PCAOB and the U.S. Securities and Exchange Committee (“SEC”). The Audit and Finance Committee has received the written disclosures and the letter from Kesselmanf & Kesselman required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with Kesselman & Kesselman that firm’s independence from our Company.

Based on the review and discussions of the audited consolidated financial statements and discussions with management and Kesselman & Kesselman, the Audit and Finance Committee recommended to Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Respectfully submitted on April 30, 2025,

Shmuel “Muli” Ben Zvi, Ph.D., Chairman

Amos Bar Shalev

Aharon Schwartz, Ph.D.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We believe that the executive compensation program for the Named Executive Officers, as described in the “Management” section of this proxy statement, is based on a pay-for-performance culture and seeks to align the interests of our Named Executive Officers with the interests of our stockholders. We believe that our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time creating a culture that focuses executives on prudent risk management and appropriately rewards them for performance. Our executive compensation program is also designed to be competitive with our peer companies, and seeks to enable us to attract and retain the best possible executive talent.

We also believe that the extensive disclosure of compensation information provided in this proxy statement provides our stockholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to our performance. This “Say-on-Pay” proposal gives you the stockholder the opportunity to endorse or not endorse the compensation we paid to the Named Executive Officers through the resolution set forth below.

“RESOLVED, that the compensation paid to the Named Executive Officers of Protalix BioTherapeutics, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion included in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon our Company, our Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Our Company, our Board of Directors, and the Compensation Committee will consider the outcome of the vote when evaluating future executive compensation arrangements for our Named Executive Officers.

This proposal is provided as required pursuant to Rule 14a-21(a) promulgated under the Exchange Act.

Our Board of Directors recommends that stockholders vote “FOR” the approval of the executive compensation as disclosed in this proxy statement and as described in this “Proposal 2: Advisory Vote to Approve Executive Compensation.”

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of its Audit and Finance Committee, has ratified the selection of Kesselman & Kesselman to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025. The Audit and Finance Committee of our Board of Directors is solely responsible for selecting our independent public accountants. Although stockholder approval is not required to appoint Kesselman & Kesselman as our independent public accountant firm, we believe that submitting the appointment of Kesselman & Kesselman to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment, then the appointment may be reconsidered by the Audit and Finance Committee. Even if the appointment is ratified, the Audit and Finance Committee may engage a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our stockholders. The proxy will be voted as specified, and if no specification is made, the proxy will be cast “FOR” this proposal.

During our fiscal year ended December 31, 2024, there were no disagreements with Kesselman & Kesselman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolve to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

The Audit and Finance Committee will consider whether the provision of any other services by Kesselman & Kesselman is compatible with maintaining the independence of Kesselman & Kesselman. The Audit and Finance Committee has concluded that Kesselman & Kesselman is independent.

We expect representatives of Kesselman & Kesselman will be present at the meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to answer stockholders’ questions.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Kesselman & Kesselman for the fiscal year ending December 31, 2025.

The following table sets forth fees billed to us by our independent registered public accounting firm during the fiscal years ended December 31, 2024 and 2023 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (ii) services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as Audit Fees; (iii) services rendered in connection with tax compliance, tax advice and tax planning; and (iv) all other fees for services rendered.

	Year Ended December 31,
	2024	2023
Audit Fees	$270,170	$220,750
Audit Related Fees	—	—
Tax Fees	$64,435	$39,440
All Other Fees	—	—

Policy on Audit and Finance Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit and Finance Committee has the sole authority to approve the scope of the audit and any audit-related services, as well as all audit fees and terms. The Audit and Finance Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. The Audit and Finance Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable laws, rules and regulations, including those of self-regulating organizations. The Audit and Finance Committee will approve permitted non-audit services by our independent registered public accounting firm only if it determines that using a different firm to perform such services will be more effective or economical. The Audit and Finance Committee annually reviews and pre-approves the statutory audit fees that can be provided by the independent registered public accounting firm.

SOLICITATION OF PROXIES

We have engaged Alliance Advisors LLC to assist us in soliciting proxies for the meeting. We will pay Alliance Advisors a base fee of approximately $10,000, plus reasonable out-of-pocket expenses, plus an additional fee based upon the number of contacts with stockholders made and work performed. We estimate the total amount payable to Alliance Advisors will be approximately $35,000. Our officers, directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these officers, employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. We will pay all of the costs of soliciting these proxies.

If you need assistance in voting by telephone or over the Internet or completing your proxy card or have questions regarding the meeting, please contact our proxy advisor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

+1 (855) 200-7892 (toll free in the United States)
PLX@AllianceAdvisors.com

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at our 2026 Annual Meeting of Stockholders must be submitted in writing to Eyal Rubin, Corporate Secretary, Protalix BioTherapeutics, Inc., 2 University Plaza, Suite 100, Hackensack, NJ 07601, and received by us no later than January 1, 2026, and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion. Such notice must include, with respect to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of our Company which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. In addition, the notice must include certain information relating to any derivative or hedging transactions by the stockholder delivering such notice and its Stockholder Associated Persons, as defined in our By-Laws, and other arrangements with other parties regarding our securities, as presented in detail in our By-Laws.

Any such proposal submitted with respect to our 2026 Annual Meeting of Stockholders which is submitted outside the requirements of Rule 14a-8 promulgated under the Exchange Act will be considered timely if we receive written notice of that proposal not less than 45 days nor more than 75 days prior to the date in 2026 on which we first mailed this proxy statement in 2025; however, if the date of the meeting is changed by more than 30 days from the date of the prior year’s meeting, the notice will be considered untimely if it is not received at least 90 days prior to the newly announced date that we will mail our proxy statement.

ANNUAL REPORT TO STOCKHOLDERS

Our FY2024 Annual Report, which provides additional information about us, will be distributed to all stockholders entitled to vote along with the proxy materials. Additional copies of our FY2024 Annual Report are available on the Internet at http://www.sec.gov and http://www.protalix.com and are also available in paper form without charge upon written request to Investor Relations, Protalix BioTherapeutics, Inc., 2 University Plaza, Suite 100, Hackensack, NJ 07601.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of our Company will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future such stockholder may (1) notify its broker or (2) direct its written request to: Eyal Rubin, Corporate Secretary, Protalix BioTherapeutics, Inc., 2 University Plaza, Suite 100, Hackensack, NJ 07601, +1 (201) 696-9345. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to such stockholders at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

Our Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting please sign the proxy and return it in the enclosed envelope or vote by internet or telephone.

BY ORDER OF THE BOARD OF DIRECTORS,

Eyal Rubin
Sr. Vice President and Chief Financial Officer and Corporate Secretary

Carmiel, Israel
April 30, 2025

PROTALIX BIOTHERAPEUTICS, INC. The Offices of Gornitzky & Co. The Vitania Tel Aviv Tower 20 HaHarash Street Tel Aviv 6761310, Israel THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Dror Bashan and Eyal Rubin as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Protalix BioTherapeutics, Inc. held of record by the undersigned on April 30, 2025, at the Annual Meeting of Stockholders to be held on June 26, 2025, or any adjournment or postponement thereof. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. (Continued and to be marked, dated and signed on the other side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 26, 2025. The Notice of Meeting, Proxy Statement, and our 2024 Form 10-K Report and Proxy Card are available at: https://web.viewproxy.com/protalix/2025

Please mark your votes in blue or black ink as shown here  1. To elect eight members to the Board of Directors to serve for the ensuing year or until their respective successors have been duly elected  Eliot Richard Forster, Ph.D. 2. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice; FOR all nominees WITHHOLD AUTHORITY from all nominees FOR ALL EXCEPT (see instructions below)  Dror Bashan  Amos Bar Shalev  Shmuel “Muli” Ben Zvi, Ph.D.  Pol F. Boudes, M.D.  Gwen A. Melincoff  Aharon Schwartz, Ph.D.  Christian Elze  FOR  AGAINST  ABSTAIN 3. To ratify the appointment of Kesselman & Kesselman, Certified Public Accountant (lsr.), a member of PricewaterhouseCoopers International Limited, as our independent registered public accounting firm for the fiscal year ending December 31, 2025  FOR  AGAINST  ABSTAIN INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark, “For All Except” and fill in the circle next to each nominee you wish to withhold, as shown here:  Date: Signature Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.)  Signature (if held jointly) NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. I plan to attend the meeting  CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. SCAN TO VIEW MATERIALS &VOTE  CONTROL NUMBER INTERNET Vote Your Shares on the Internet: Go to www.FCRVote.com/PLX Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE  Vote Your Shares by Phone: Call 1 (866) 402-3905 Use any touch-tone telephone to vote your Shares. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Shares by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)   